Exhibit 99.1
News Release
Media Contact:
Mary Davis
(734) 477-1374
Borders Group Reaches Agreement to Sell Paperchase Products Limited for $31 Million; Proceeds Will Be Used to Reduce Debt
ANN ARBOR, Mich., July 13, 2010 — Borders Group (NYSE: BGP) today announced that the company has entered into an agreement to sell Paperchase Products Limited (“Paperchase”) to Primary Capital Limited, a leading U.K.-based private equity firm. Paperchase, a wholly-owned subsidiary of Borders Group, is a retailer of stationery, cards and gifts based in the U.K. Under the agreement, Borders Group will continue to purchase and carry products designed and sourced by Paperchase in its U.S. stores.
The company will receive proceeds of approximately $31 million (USD based on current exchange rates) upon closing, which is expected within the next week. The company is required to use $25 million of the proceeds to reduce the amount outstanding under its $90 million term loan credit facility. The completion of the sale is subject to customary closing conditions.
“The sale of our Paperchase business is another major step in strengthening our balance sheet — and enables us to place an even greater focus on our financial and strategic initiatives, which are vital to a Borders turnaround and revitalization of the brand,” said Mike Edwards, President of Borders Group, Inc. “We look forward to continuing our strong relationship with the Paperchase team to provide our customers with the wide array of fashionable gift and stationery products they’ve come to expect from Borders.”
“We’re excited by the opportunity to build on the success of Paperchase, which is a well known design-led stationery brand in the U.K., whose products have received great visibility through Borders stores in the U.S.,” said Graham Heddle, a Director of Primary Capital. “We look forward to working with the Paperchase team to build the business over the next few years.”
Borders Group acquired a majority interest in Paperchase in 2004. Virtually all Borders stores nationwide feature Paperchase gifts and stationery products.
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About Primary Capital
Primary Capital is an independent investment firm which invests in middle-market management buy-outs and buy-ins in the U.K. and continental Europe. Primary works closely with management to develop their business by providing long-term financial resources and strategic support over a three to seven year period.
Paperchase is the eighth investment in the third fund, Primary III, which closed in March 2006 at its hard cap of 200 million pounds Sterling, and follows closely after its recent investments in Amtech Group and Guralp Systems. Current and previous Primary investments include Napier Turbochargers, PCL Group, YO! Sushi and Great Rail Journeys. Further information on Primary and its investments can be found on the Primary website at www.primaryeurope.com.
Contact: Graham Heddle, + 44 20 7920 4824.
Primary Capital Limited is regulated by the FSA. The material in this press release relating to Primary Capital Limited is for information purposes only and has been issued by Primary Capital Limited.
About Paperchase
Paperchase is the brand leader in design-led and innovative stationery retailing in the U.K. In addition to having a presence in virtually all Borders stores in the U.S., Paperchase operates 106 outlets in the U.K. including concessions in selected department stores run by House of Fraser Selfridges and Harrods, as well as in the Netherlands, Ireland and the Middle East. The vast majority of Paperchase’s merchandise is developed specifically by and for Paperchase and, as such, can only be found in Paperchase stores.
About Borders Group, Inc.
Headquartered in Ann Arbor, Mich., Borders Group, Inc. (NYSE: BGP) is a leading specialty retailer of books as well as other educational and entertainment items. The company employs approximately 19,500 throughout the U.S., primarily in its Borders® and Waldenbooks® stores. Online shopping is offered through borders.com. Find author interviews and vibrant discussions of the products we and our customers are passionate about online at facebook.com/borders, twitter.com/borders and youtube.com/bordersmedia. For more information about the company, visit borders.com/media.
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Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as “expected,” “planning,” “possibility,” “opportunity,” “goal,” “will,” “may,” “intend,” “anticipates,” “working toward” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company’s future financial condition and performance (including earnings per share, profitability, liquidity, cash flows, debt levels, market share growth and other sales information, inventory levels and capital expenditures), its cost reduction initiatives and plans for store closings and the expansion of product categories, including eBook content and eReaders. These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company’s forward-looking statements.
These risks and uncertainties include, but are not limited to, consumer demand for the company’s products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, competition and other factors; the availability of adequate capital—including vendor credit—to fund the company’s operations and to carry out its strategic plans; adverse litigation results or other claims, the performance of the company’s information technology systems; the risk that the planned sale of the Paperchase business may not be completed or may be delayed and, with respect to eBook content and eReaders, the availability to the company of anticipated content levels and a variety of competitive devices.
The company’s periodic reports filed from time to time with the Securities and Exchange Commission contain more detailed discussions of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and those discussions are incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.
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